EXHIBIT 4.18

                                                     French Pledge Agreement
                                                                    N____U__



                 (FORM OF LEASED AIRCRAFT FRENCH PLEDGE AGREEMENT)

                          FRENCH PLEDGE AGREEMENT


THIS PLEDGE is made on this       day of ______, 200_  (this "Pledge")

BETWEEN:

(1) First Security Bank, National Association, a national banking association having its principal place of business at 79 South Main Street, 3rd Floor, Salt Lake City, Utah 84111 U.S.A., acting not in its individual capacity but solely as Owner Trustee under the Trust Agreement defined below (hereinafter referred to as the "Pledgor"); and

(2) State Street Bank and Trust Company of Connecticut, National Association, a national banking association having its principal place of business at 225 Asylum Street, Goodwin Square, Hartford, Connecticut 06103, U.S.A., acting not in its individual capacity but solely as Indenture Trustee under the Trust Indenture defined below (hereinafter referred to as the "Pledgee").

RECITALS

(A) Pursuant to the terms of the Trust Indenture, the Pledgor has, inter alia, assigned to the Pledgee by way of collateral security certain of its right, interest, claims and demands in and to the Secured Documents (as hereinafter defined).

(B) The Pledgor and the Pledgee wish to create a pledge under French law of the right, interest, claims and demands of the Pledgor in and to the Secured Documents.


NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


1.      DEFINITIONS

               Capitalized terms used herein without definition have the respective meanings ascribed to them in the Trust Indenture (whether set out therein or incorporated by reference).

               "Indenture Documents" means the Trust Indenture, the Participation Agreement, the Equipment Notes and the Lease.

               "Trust Indenture" means the Trust Indenture and Security Agreement, dated as of _______ __, 200_ and made between the Pledgor and the Pledgee.

               "Secured Documents" means the Purchase Agreement Assignment, the Consent and Agreement and the Purchase Agreement (to the extent assigned by the Purchase Agreement Assignment).

2.      PLEDGE

               In order to assure the due performance by the Pledgor of the Secured Obligations and in order to secure the payment of all amounts due and owing by the Pledgor in connection therewith (whether of principal, interest or other amounts), the Pledgor hereby grants and pledges to the Pledgee, all of the Pledgor's right, title and interest in and to the Secured Documents and to all payments or proceeds (other than Excluded Payments) to be received by the Pledgor and all rights of the Pledgor to enforce such payments under all of the Secured Documents.

               It is understood that this Pledge is granted as security for the payment of:

               (i) the principal amount of (i) US$_____________ payable with respect to the Series G Equipment Notes issued pursuant to the Indenture and (ii) US$___________ payable with respect to the Series C Equipment Notes issued pursuant to the Indenture;

               (ii) interest on the outstanding amounts at the rate of ___% with respect to the Series G Equipment Notes and
                      ____% with respect to the Series C Equipment Notes;

               (iii) all other amounts payable by the Pledgor to the Pledgee under the Indenture Documents; and

               (iv) any expenses incurred in the enforcement of the payment obligations and recovery of the sums payable under the Indenture Documents.

3.      NOTIFICATION

               The Pledgor shall, in accordance with Article 2075 of the French Civil Code, register a French translation of this Pledge with the relevant French tax authorities ("recette des impots") and shall give notice thereof by huissier to AVSA, S.A.R.L. and Airbus Industrie G.I.E..

4.      GOVERNING LAW

               This Pledge is of a commercial nature and shall be governed by and construed in accordance with French law.


               IN WITNESS WHEREOF, the parties hereto have caused this Pledge to be duly executed as of the day and year first above written.


                              FIRST SECURITY BANK, NATIONAL
                              ASSOCIATION, not in its individual capacity but solely as Owner Trustee



                              By:    _________________________________
                              Name:
                              Title:


        ` STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee


                              By:   ________________________________
                              Name:
                              Title: